Exhibit 95

Mine Safety Disclosure Data

For the quarter ended June 30, 2022, there were two violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine health hazard under section 104 of the Federal Mine Safety and Health Act of 1977 (the “Act”). The total assessment by the Mine Safety and Health Administration for all violations under the Act was $12,742, which has been paid. The hazards listed in the citations have been eliminated.

We certify that no orders were issued under section 104(b) of such Act, no citations or orders were issued for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of such Act, and there were no flagrant violations under section 110(b)(2) of the Act.

We certify that we had no mining-related fatalities during the quarter ended June 30, 2022.

We have not received an imminent danger order under Section 107(a) of the Federal Mine Safety and Health Act of 1977.

We have not received any notices of a pattern of violations, or of the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health and safety hazards.

We have no pending legal actions before the Federal Mine Safety and Health Review Commission as of June 30, 2022 and have not instituted any legal actions during the quarter ended June 30, 2022.